Exhibit 99.1

FOR IMMEDIATE RELEASE

Prologis Appoints Alfred F. Kelly, Jr. to Board of Directors

SAN FRANCISCO, July 1, 2026 — Prologis, Inc. (NYSE: PLD) today announced that its board of directors appointed Alfred F. Kelly, Jr. as a director of the company.

Kelly served as chief executive officer of Visa Inc. from 2016 to 2023, where he led one of the world’s largest payment technology companies. He was elected chairman of Visa’s board of directors in 2019 and became executive chairman in 2023, serving in that role until 2024.

Prior to Visa, Kelly held senior leadership roles at American Express Company, including president of the company. He also served as president and chief executive officer of the New York–New Jersey Super Bowl Host Committee.

“Al brings broad leadership experience and a strong understanding of technology, risk and global markets,” said Dan Letter, chief executive officer of Prologis. “His perspective will be a valuable addition to our board as we continue to strengthen the business for the future.”

Since 2024, Kelly has served as an Advisory Director at Berkshire Partners. He is also a member of the board of directors of General Motors Company, where he serves on the Audit Committee and the Risk and Cybersecurity Committee.

Kelly holds a Bachelor of Arts in Computer Science from Iona University and a Master of Business Administration from Iona University.

About Prologis

The world runs on logistics. At Prologis, we don’t just lead the industry, we define it. We create the intelligent infrastructure that powers global commerce, seamlessly connecting the digital and physical worlds. From agile supply chains to clean energy solutions, our ecosystems help your business move faster, operate smarter and grow sustainably. With unmatched scale, innovation and expertise, Prologis is a category of one — not just shaping the future of logistics but building what comes next. Learn more at www.Prologis.com.